Exhibit 99.1

           Revlon Reports Fourth Quarter and Full Year 2005
     Results; Company's New Strategic Brand Initiatives On Track

    NEW YORK--(BUSINESS WIRE)--March 1, 2006--Revlon, Inc. (NYSE: REV) today announced results for the fourth quarter ended December 31, 2005. Net earnings for the quarter advanced 39% to $64 million, versus net earnings of $46 million in the fourth quarter of 2004. Adjusted EBITDA(1) for the quarter grew 28% to $127 million, versus Adjusted EBITDA of $99 million in the fourth quarter of 2004.
    For the full year of 2005, the Company reduced its net loss to $84 million, from a net loss of $143 million in 2004. Adjusted EBITDA of $167 million for the year compared with Adjusted EBITDA of $193 million for the full year 2004. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.
    The Company indicated that, during the fourth quarter of 2005, it began the rollout of its two new strategic brand initiatives, which were successful in securing a significant increase in color cosmetics retail space commitments for the Company. For the full year 2005, net sales related to the new brand initiatives totaled approximately $33 million, after taking into account some $44 million in incremental costs for returns and allowances. Total launch costs associated with the brand initiatives were approximately $62 million in 2005.

    Fourth Quarter 2005 Highlights

    --  Grew net sales 16% to $438 million

    --  Achieved Adjusted EBITDA growth of 28% to $127 million

    -- Successfully executed the Company's extensive sell-in for 2006, achieving an increase of approximately 23% in U.S. color cosmetics space commitments at retail

    --  Achieved 42% growth in diluted earnings per share to $0.17

    Full Year 2005 Highlights

    --  Grew net sales 3% to $1,332 million

    -- Achieved Adjusted EBITDA of $167 million, in line with previous guidance of approximately $170 million

    -- Restaged and improved several important Revlon franchises, reversing consumption declines in 2004

    -- Developed and launched Vital Radiance, a first-to-market complete line of color cosmetics at mass for women over the age of 50

    -- Completely restaged Almay for 2006, capitalizing on the healthy beauty opportunity at mass

    -- Grew U.S. market share in color cosmetics, hair color, and beauty tools and maintained market share in anti-perspirants and deodorants

    -- Developed and readied for launch the Company's re-entry into prestige fragrances

    Commenting on the Company's performance, Revlon President and Chief Executive Officer Jack Stahl stated, "We accomplished a great deal in 2005, and we set the stage for a strong year in 2006. Our strategy to re-energize important franchises, while simultaneously developing new products, is working. We are confident that the benefits of our recently-launched 2006 brand initiatives, coupled with our productivity and margin enhancement programs, will build as the quarters progress in 2006, furthering our progress and moving us closer to our objective of achieving long-term, profitable growth."
    The Company will host a conference call with members of the investment community on March 1, 2006 at 9:30 AM EST to discuss the results of the fourth quarter and full year 2005. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Fourth Quarter Results

    Net sales in the fourth quarter of 2005 advanced 16% to $438 million, compared with net sales of $378 million reported in the fourth quarter of 2004. This growth was primarily driven by North America(2), stemming from the Company's strong sell-in of its two new brand initiatives for 2006. Also contributing to the strong sales performance was growth in International, despite unfavorable foreign currency translation. Excluding the impact of foreign currency translation, net sales for the Company advanced approximately 17% versus year-ago in the fourth quarter of 2005.
    In North America, net sales for the quarter grew 22% to $306 million, versus $251 million in the fourth quarter of 2004. This performance was fueled by the successful sell-in of the Company's new Vital Radiance brand and the re-launch of its Almay brand, which combined contributed some $65 million in net sales in the quarter, after giving effect to approximately $12 million in incremental returns and allowances associated with the initiatives. Also contributing to the net sales growth was shipment strength in other areas of the Company's portfolio--namely beauty tools and hair color. These positive factors were partially offset by some continued softness of several base color cosmetics franchises. Importantly, the Company is continuing to implement its strategy to restage and rejuvenate important franchises and, in 2006, Revlon is restaging its ColorStay long-wear franchise.
    In International, net sales for the quarter grew approximately 4% to $132 million, versus $127 million in the fourth quarter of 2004. This performance reflected growth in each of the Company's International regions, partially offset by unfavorable foreign currency translation. Excluding the impact of foreign currency translation, International net sales were up approximately 7% versus year-ago.
    Operating income in the fourth quarter was $100 million, versus operating income of $72 million in the fourth quarter of 2004. Adjusted EBITDA in the fourth quarter of 2005 was $127 million, compared with Adjusted EBITDA of $99 million in the same period last year. This performance was largely driven by the growth in shipments and a lower rate of returns and allowances on the base business, partially offset by fourth quarter start-up costs associated with the Company's new brand initiatives.
    Operating income and Adjusted EBITDA in the fourth quarter of 2004 included charges totaling approximately $7 million and $6 million, respectively, for restructuring and additional consolidation costs, while restructuring charges in the fourth quarter of 2005 were negligible.
    Net income in the fourth quarter of 2005 advanced 39% to $64 million, or $0.17 per diluted share, compared with net income of $46 million, or $0.12 per diluted share, in the fourth quarter of 2004. This improvement was primarily driven by the growth in operating income in the quarter.
    Cash flow used for operating activities in the fourth quarter of 2005 was $24 million, compared with cash flow from operating activities of $41 million in the fourth quarter of 2004. This performance largely reflected increased working capital and permanent display purchases associated with launching the Company's new brand initiatives, partially offset by the growth in operating income in the quarter.

    Full-Year Results

    Net sales advanced approximately 3% to $1,332 million for the full year of 2005, compared with net sales of $1,297 million for the full year of 2004. Excluding the benefit of favorable foreign currency translation, net sales for the full year advanced approximately 2%. Driving this performance was International and the benefit of the Company's new brand initiatives in North America. Partially offsetting these benefits were continued softness of several base color cosmetics franchises not yet restaged and an $11 million reduction in licensing revenue due to the prepayment of certain minimum royalties and renewal fees in 2004.
    In North America, net sales of $857 million in 2005 were essentially even with net sales of $856 million in 2004. This performance largely reflected the benefits of approximately $33 million in net sales from the Company's new brand initiatives, after giving effect to approximately $44 million in incremental returns and allowances associated with launching the initiatives. Also benefiting the net sales comparison were lower returns and allowances on the Company's base franchises. Offsetting these benefits were lower sales of several base color cosmetics franchises and the aforementioned reduction in licensing revenue.
    International net sales advanced approximately 8% to $475 million in 2005, versus International net sales of $442 million in 2004. This performance reflected broad-based shipment strength, with each of the Company's regions registering growth. Also benefiting the International sales comparison for the year was favorable foreign currency translation, which added approximately two points of the growth.
    Operating income for the full year of 2005 was $65 million, versus operating income of $89 million in 2004, while Adjusted EBITDA for 2005 was $167 million, versus Adjusted EBITDA of $193 million in 2004. This performance largely reflected the benefit of the growth in shipments, which was more than offset by approximately $62 million of start-up costs associated with the Company's new brand initiatives, including the $44 million of incremental returns and allowances provisions and, as it relates to the operating income comparison, some $7 million of accelerated amortization. Also impacting the comparison were the aforementioned lower licensing revenue, higher overall brand support and higher personnel-related expenses, including severance.
    Operating income and Adjusted EBITDA in 2005 included charges totaling approximately $2 million for restructuring, while operating income and Adjusted EBITDA in 2004 included charges totaling approximately $7 million and $6 million, respectively, for restructuring and additional consolidation costs.
    Net loss declined in 2005 to $84 million, or $0.23 per diluted share, compared with net loss of $143 million, or $0.47 per diluted share, in 2004. This improvement largely reflected an $82 million decline in costs related to the early extinguishment of debt. Partially offsetting this benefit was the decline in operating income for the full year 2005.
    Cash flow used for operating activities in 2005 was $140 million, compared with cash flow used for operating activities of $94 million in 2004. This performance largely reflected the decline in operating income, as well as a significant increase in working capital and permanent display purchases associated with the Company's new brand initiatives.

    U.S. Marketplace Results

    In terms of U.S. marketplace performance, according to ACNielsen(3), the color cosmetics category grew 4.9% versus year-ago in the fourth quarter and 3.2% for the full year of 2005. For the Company, total color cosmetics consumption outpaced that of the category in both periods, with consumption up 5.1% in the quarter and 4.0% for the full year. Market share for Revlon and Almay combined totaled 20.5% in the fourth quarter, which was essentially even with the fourth quarter of 2004. For the full year, combined market share totaled 21.6% in 2005, compared with 21.4% in 2004, with strong growth of the Almay brand partially offset by a share decline for the Revlon brand.
    The Company indicated that marketplace performance of its recently restaged franchises improved markedly in 2005. Specifically, consumption of Revlon's Age Defying face makeup and Super Lustrous lipstick franchises was up 28% and 12%, respectively, in 2005, while Revlon Core Nail Enamel was up 4%. In each of these three restages, the 2005 growth reversed declines in 2004. The Company intends to continue to take action to strengthen its core franchises and, in 2006, is restaging its Revlon ColorStay franchise.
    In other key categories, the Company gained share for the quarter in hair color, beauty tools, and anti-perspirants and deodorants. For the year, the Company achieved consumption growth of 9% in both hair color and beauty tools, resulting in market share growth in both categories, while in anti-perspirants and deodorants, consumption growth of 3% modestly outpaced that of the category, resulting in share that was essentially even with 2004.
    Commenting on the Company's marketplace results, Mr. Stahl stated, "We are extremely pleased with the strong positive reaction our 2005 restaged products have received from consumers. We are confident that, by leveraging important consumer insights with our technology capabilities, we will continue to successfully bring innovation and excitement into the categories in which we compete. In 2006, in addition to our new brand initiatives, we are restaging Revlon ColorStay, the franchise that created the long-wear segment of the category in the mid-90's. We are also re-entering prestige fragrances in the second half of the year. These and other exciting initiatives still in the planning stages give us confidence in our outlook for 2006 and beyond."

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).



    Footnotes to Press Release

(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

    (i) monitor and evaluate the performance of the Company's business operations;

   (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

  (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

   (iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

    (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

   (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2) North America includes the United States and Canada.

(3) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume.


    Forward-Looking Statements

    Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic, industry or cosmetic category conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, the Company's expectations, plans and/or beliefs: (i) concerning its overall growth outlook for 2006 and beyond, including that it has set the stage for a strong year in 2006 and that the recently-launched 2006 brand initiatives, coupled with its productivity and margin enhancement programs, will build as the quarters progress in 2006, furthering the Company's progress and moving it closer to achieving its objective of long-term, profitable growth; and (ii) the Company's new product launch and restage plans, including its plans to re-enter prestige fragrances and to restage and rejuvenate important franchises, such as its ColorStay franchise in 2006. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it filed with the SEC during 2005 and during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as the following reasons: (i) difficulties, delays or higher than expected costs to generate the Company's anticipated growth and profitability or an improved operating margin with its productivity and margin enhancement programs, such as due to less than anticipated net sales, higher than anticipated returns, less than anticipated shipments associated with the Company's strategic brand initiatives, higher than expected expenses, less than anticipated retail customer or consumer acceptance of these initiatives, decreased sales of the Company's existing products as a result of the sale of products associated with these initiatives and/or competitive activities, actions by the Company's retail customers impacting the Company's financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer preferences, changes in consumer purchasing habits, including with respect to shopping channels, retailer inventory management, and changes in the competitive environment, such as actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes; and (ii) difficulties or delays in implementing the Company's new product launch or restage plans or unanticipated circumstances resulting in changes to such plans. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites shall not be considered a "free writing prospectus" under the SEC's Rule 405 of the Securities Act of 1933, as amended, unless specifically identified as such.



                     REVLON, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)

                     Three Months Ended            Year Ended
                         December 31,              December 31,
                  ------------------------- -------------------------
                      2005         2004         2005         2004
                  (unaudited)  (unaudited)  (unaudited)
                  ------------ ------------ ------------ ------------
Net sales         $     437.8  $     378.3  $   1,332.3  $   1,297.2
Cost of sales           158.0        131.9        508.1        485.3
                  ------------ ------------ ------------ ------------
  Gross profit          279.8        246.4        824.2        811.9
Selling, general
 and
 administrative
 expenses               180.2        168.4        757.8        717.6
Restructuring
 costs                      -          5.8          1.5          5.8
                  ------------ ------------ ------------ ------------

  Operating
   income                99.6         72.2         64.9         88.5
                  ------------ ------------ ------------ ------------

Other expenses
 (income):
  Interest
   expense               35.3         28.4        130.0        130.8
  Interest income        (1.0)        (1.4)        (5.8)        (4.8)
  Amortization of
   debt issuance
   costs                  1.8          1.4          6.9          8.2
  Foreign
   currency
   gains, net             1.9         (5.6)         0.5         (5.2)
  (Gain) loss on
   early
   extinguishment
   of debt                  -         (0.7)         9.0         90.7
  Miscellaneous,
   net                   (2.0)        (0.4)        (0.5)         2.0
                  ------------ ------------ ------------ ------------
       Other
        expenses,
        net              36.0         21.7        140.1        221.7
                  ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes                   63.6         50.5        (75.2)      (133.2)

Provision for
 income taxes            (0.7)         4.3          8.5          9.3
                  ------------ ------------ ------------ ------------

Net income (loss) $      64.3  $      46.2  $     (83.7) $    (142.5)
                  ============ ============ ============ ============


Basic net income
 (loss) per
 common share     $      0.17  $      0.12  $     (0.23) $     (0.47)
                  ============ ============ ============ ============

Diluted net
 income (loss)
 per common share $      0.17  $      0.12  $     (0.23) $     (0.47)
                  ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
  Basic           371,676,418  370,117,944  371,132,302  301,053,334
                  ============ ============ ============ ============
  Diluted         373,750,572  370,399,138  371,132,302  301,053,334
                  ============ ============ ============ ============


                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                           December 31,  December 31,
              ASSETS                           2005          2004
                                           (unaudited)
                                           ------------- -------------

Current assets:
    Cash and cash equivalents             $        32.5 $       120.8
    Trade receivables, net                        282.2         200.6
    Inventories                                   220.6         154.7
    Prepaid expenses and other                     56.7          69.7
                                           ------------- -------------
         Total current assets                     592.0         545.8
Property, plant and equipment, net                119.7         118.7
Other assets                                      146.0         149.9
Goodwill, net                                     186.0         186.1
                                           ------------- -------------
         Total assets                     $     1,043.7 $     1,000.5
                                           ============= =============

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Short-term borrowings
     - third parties                      $         9.0 $        36.6
    Current portion of long-term debt
     - third parties                                  -          10.5
    Accounts payable                              133.1          95.2
    Accrued expenses and other                    328.4         283.2
                                           ------------- -------------
         Total current liabilities                470.5         425.5
Long-term debt                                  1,413.4       1,308.2
Other long-term liabilities                       255.7         286.7
Total stockholders' deficiency                 (1,095.9)     (1,019.9)
                                           ------------- -------------
         Total liabilities and
          stockholders' deficiency        $     1,043.7 $     1,000.5
                                           ============= =============



                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)


                               Three Months Ended      Year Ended
                                  December 31,         December 31,
                              ----------------------------------------
                                 2005     2004        2005      2004
                              --------- ---------  --------- ---------
                                 (Unaudited)           (Unaudited)
Reconciliation to net
 income (loss):
----------------------------

Net income (loss)             $   64.3  $  46.2    $  (83.7) $ (142.5)

Interest expense, net             34.3     27.0       124.2     126.0
Amortization of debt issuance
 costs                             1.8      1.4         6.9       8.2
Foreign currency gains, net        1.9     (5.6)        0.5      (5.2)
(Gain) loss on early
 extinguishment of debt              -     (0.7)        9.0      90.7
Miscellaneous, net                (2.0)    (0.4)       (0.5)      2.0
Provision for income taxes        (0.7)     4.3         8.5       9.3
Depreciation and amortization     27.2     26.7       101.7     104.3
                              --------- ---------  --------- ---------

Adjusted EBITDA               $  126.8  $  98.9    $  166.6  $  192.8
                              ========= =========  ========= =========





    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Scott Behles, 212-527-4718